Exhibit 3.2

THE COMPANIES LAW

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

NOTICE OF SPECIAL RESOLUTION

OF

GRIDSUM HOLDING INC.

(the “Company”)

At an extraordinary general meeting of the Company held on August 23, 2016, the following resolution was passed as a special resolution:

1.                                      With effect from the date of this meeting, the definition of “Qualified IPO” under the Current Articles be amended to read in its entirety as follows:

“‘Qualified IPO’ means the closing of the first firm commitment fully underwritten public offering of Ordinary Shares of the Company and the listing of such Ordinary Shares on the New York Stock Exchange, the Nasdaq Global Market System, the Main Board of the Hong Kong Stock Exchange, Shanghai Stock Exchange, Shenzhen Stock Exchange or any other reputable international exchange or quotation system that is approved in writing by the Preferred Shareholder Majority.”

Jodi Hydes
Authorised Signatory for
International Corporation Services Ltd.
26 August, 2016